Thor Announces Completion Of Bus Sale And $1.00 Special Dividend Payment

ELKHART, Ind., Oct. 21, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced the completion of the previously announced sale of its bus business to Allied Specialty Vehicles, Inc. and the receipt of $100 million in cash proceeds from the transaction. The cash proceeds will be adjusted to reflect changes in net assets of the bus business since April 30, 2013, based on the final valuation of net assets as of October 20, 2013.

Thor also announced that its Board of Directors approved the payment of a special dividend of $1.00 per common share. The special dividend is payable on November 19, 2013 to shareholders of record at the close of business on November 5, 2013.

"With the completion of the sale of the bus business, Thor is embarking on a new period in its history with a focus purely on the growth of the RV business," said Peter B. Orthwein, Thor Executive Chairman. "While we will continue to use our cash to grow our core RV business and maintain and grow our regular dividend, the Board decided that the payment of a special dividend was in the best interest of our shareholders at this time. This marks the second year in a row that we have paid a special dividend and is another example of our priority in returning cash to our shareholders."

Thor expects to report preliminary sales for its fiscal first quarter ended October 31, 2013 on Monday, November 4, 2013.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com